Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	April 30, 2014 For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

FIRST QUARTER 2014 RESULTS

SAN JOSE, CA  —  California Water Service Group (NYSE: CWT) today announced a net loss of $5.5 million or a $0.11 net loss per diluted common share for the first quarter of 2014, compared to a net loss of $1.1 million or a $0.03 net loss per diluted common share for the first quarter of 2013. Revenue for the first quarter decreased $0.9 million, or 1%, to $110.5 million.  The Company did not benefit from General Rate Case (GRC) rate increases for its largest subsidiary in the first quarter due to a delay in approval of the GRC.

The $4.4 million difference in the net loss between the first quarter of 2013 and the first quarter of 2014 is primarily attributable to operating expense increases and lower estimated unbilled revenue, which decreased pre-tax income by $2.6 million. The unbilled revenue decrease resulted from lower consumption at the end of the quarter which is not included in the water revenue adjustment mechanism (WRAM).  The operating expense increases were driven by wage increases that became effective on January 1, 2014, health care cost increases, higher infrastructure maintenance expenses, and increases in depreciation expenses for plant placed in service in 2013.  Net other income net of income taxes decreased $0.6 million as compared to the first quarter of 2013.

On December 19, 2013, the assigned Administrative Law Judge granted Cal Water’s request to continue charging existing rates beginning January 1, 2014 as interim rates, and is allowing Cal Water to track the difference between interim rates and rates which would result from a final CPUC decision. After new rates resulting from a decision are implemented, the Company expects any authorized memorandum account balance would be collected through customer surcharges over 12 to 24 months.  As of April 30, 2014, the Commission has yet to make a decision.  The Commission has the authority to adopt the settlement or render a different decision.  Had the Commission approved the settlement proposed by the parties by January 1, 2014, the interim rates memorandum account balance as of March 31, 2014 would have increased 2014 first quarter pre-tax income $9.4 million, which would have resulted in a profit during the first quarter of 2014.  For the first quarter of 2014, the Company’s pre-tax loss was $9.2 million, whereas the proposed new rates would have added the following to the Company’s first quarter results: $8.0 million of pre-tax income for service charges, flat rate, and fire protection rate increases, $1.6 million of pre-tax income from the proposed new health care balancing account, and a $0.2 million reduction to WRAM pre-tax income, all of which would have resulted in pre-tax income of $0.2 million in the first quarter of 2014.

Total operating expenses for the first quarter of 2014 increased $3.7 million, or 3.5%, to $109.4 million.  Water production costs increased $3.7 million, due primarily to purchased water price increases from water wholesalers and a 6% increase in the amount of water produced in the first quarter of 2014 compared to the first quarter of 2013.  Administrative and general expense and other operations expense increased 2% to $41.5 million.  This increase was mostly due to increases in employee health care and wages, and was partially offset by a $0.8 million planned reduction in conservation program expense due to the success of prior years’ conservation efforts.

Maintenance expense increased $0.9 million, or 21%, to $5.0 million, due primarily to increases in costs of maintaining groundwater treatment facilities, water lines, and pumping equipment.  Depreciation expense increased $1.4 million, or 10%, to $16.0 million, due to 2013 capital additions.

The income tax benefit increased $2.7 million due to a greater pre-tax operating loss in the first quarter of 2014 compared to the first quarter of 2013.  Other taxes decreased $0.2 million due to reductions property tax assessments.

Other income, net of income taxes, decreased $0.6 million due primarily to increased costs associated with certain operations contracts and lower unrealized gains related to the Company’s non-qualified retirement plans.  Interest expense decreased $0.8 million, or 11%, to $6.7 million due to lower liability balances for both long-term and short-term borrowings.

According to President and Chief Executive Officer Martin A. Kropelnicki, results were in line with expectations, given the delay in a decision for the California Water Service Company’s (Cal Water) 2012 General Rate Case.

“Our business is typically seasonal, and this year’s first quarter results were further impacted by the delay in a decision on our largest subsidiary’s rate case.  We expect a decision during 2014, which would positively impact our results by the end of the year,” he said.

All stockholders and interested investors are invited to listen to the first quarter 2014 conference call on May 1, 2014, at 11:00 a.m. (EDT), by dialing 1-888-539-3678 or

1-719-325-2244 and keying in ID# 8667775. A replay of the call will be available from 2:00 p.m. EDT on May 1, 2014, through June 30, 2014, at 1-888-203-1112 or 1-719-457-0820, ID# 8667775. The call, which will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

Attachments (2).

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	March 31,	December 31,
	2014	2013
ASSETS
Utility plant:
Utility plant	$2,236,187	$2,213,328
Less accumulated depreciation and amortization	(713,069)	(697,497)
Net utility plant	1,523,118	1,515,831

Current assets:
Cash and cash equivalents	21,744	27,506
Receivables:
Customers	26,799	31,468
Regulatory balancing accounts	28,547	30,887
Other	19,878	18,700
Unbilled revenue	14,594	17,034
Materials and supplies at weighted average cost	5,966	5,571
Taxes, prepaid expenses and other assets	12,578	8,324
Total current assets	130,106	139,490

Other assets:
Regulatory assets	254,345	251,681
Goodwill	2,615	2,615
Other assets	52,404	50,238
Total other assets	309,364	304,534
	$1,962,588	$1,959,855

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$478	$477
Additional paid-in capital	328,826	328,364
Retained earnings	256,680	269,915
Total common stockholders’ equity	585,984	598,756
Long-term debt, less current maturities	425,730	426,142
Total capitalization	1,011,714	1,024,898

Current liabilities:
Current maturities of long-term debt	7,860	7,908
Short-term borrowings	64,015	46,815
Accounts payable	50,731	55,087
Regulatory balancing accounts	6,130	1,827
Accrued interest	9,828	4,245
Accrued expenses and other liabilities	53,675	50,702
Total current liabilities	192,239	166,584

Unamortized investment tax credits	2,106	2,106
Deferred income taxes, net	179,369	183,245
Pension and postretirement benefits other than pensions	145,836	145,451
Regulatory and other liabilities	81,699	86,455
Advances for construction	182,042	183,393
Contributions in aid of construction	167,583	167,723
	$1,962,588	$1,959,855

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

For the Three-Months ended:

	March 31	March 31
	2014	2013

Operating revenue	$110,515	$111,444
Operating expenses:
Operations:
Water production costs	45,402	41,697
Administrative and general	25,141	25,281
Other operations	16,376	15,645
Maintenance	5,005	4,133
Depreciation and amortization	16,053	14,629
Income tax (benefit)	(3,839)	(1,146)
Property and other taxes	5,225	5,435
Total operating expenses	109,363	105,674

Net operating income	1,152	5,770

Other income and expenses:
Non-regulated revenue	4,280	3,522
Non-regulated expenses, net	(4,119)	(2,417)
Income tax (expense) on other income and expenses	(79)	(451)
Net other income	82	654

Interest expense:
Interest expense	7,075	8,037
Less: capitalized interest	(365)	(540)
Net interest expense	6,710	7,497

Net loss	$(5,476)	$(1,073)

Loss per share
Basic	$(0.11)	$(0.03)
Diluted	$(0.11)	$(0.03)
Weighted average shares outstanding
Basic	47,756	42,248
Diluted	47,756	42,248
Dividends declared per share of common stock	$0.1625	$0.1600